Exhibit 5.1

June 13, 2025

Brazil Potash Corp.

198 Davenport Road

Toronto, Ontario M5R 1J2

Re: Brazil Potash Corp.

Dear Sirs/Mesdames:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) being filed on the date hereof by Brazil Potash Corp. (the “Corporation”) with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to an aggregate of up to 3,807,291 common shares, no par value per share, in the capital of the Corporation (“Common Shares”), issued or issuable pursuant to awards (“Awards”) previously granted under the Corporation’s Deferred Share Unit Plan dated June 16, 2015, as amended and restated on May 22, 2024 (such plan, the “Plan”, and the Common Shares issued or issuable thereunder, the “Reoffer Shares”), and includes the reoffer and resale of all of the Reoffer Shares by certain selling shareholders identified in the reoffer prospectus forming a part of the Registration Statement.

We have made such examination of the corporate records of the Corporation and applicable laws as we have considered necessary or appropriate in the circumstances. For purposes of certain factual matters relevant to the opinion below, we have relied upon, without independent verification, a certificate of an officer of the Corporation, dated the date hereof.

We are qualified to practise law only in the Province of Ontario. Our opinion below is limited to the existing laws of the Province of Ontario and the federal laws of Canada applicable therein as of the date of this opinion letter and should not be relied upon, nor are they given, in respect of the laws of any other jurisdiction. In particular, we express no opinion as to United States federal or state securities laws or any other United States federal or state laws, rules or regulations applicable to the Corporation.

In rendering the opinion below that the Common Shares issued or issuable upon the settlement of Awards granted under the Plan are or will be “fully paid and non-assessable”, such opinion indicates that the holder of such Common Shares cannot be required to contribute any further amounts to the Corporation by virtue of his, her or its status as holder of such Common Shares, either in order to complete payment for such Common Shares, to satisfy claims of creditors, or otherwise. No opinion is expressed as to the adequacy of any consideration received for such Common Shares.

In rendering the opinion set forth below, we have assumed that, at the time of the issuance of such Common Shares, (i) the resolutions of the board of directors of the Corporation reviewed by us were not or will not have been modified or rescinded; (ii) there did not occur or will not have occurred any change in the law affecting the authorization, execution, delivery, validity or fully-paid status of the Common Shares; (iii) the Corporation has received or will receive consideration, if any, for the issuance of such Common Shares as required by the Plan; and (iv) the individual grants of Awards and issuances of Common Shares under the Plan were duly authorized by all necessary corporate action of the Corporation and were duly granted and/or were or will be issued in accordance with the requirements of the Plan.

When our opinion refers to the valid issuance of Common Shares issued or issuable pursuant to Awards, no opinion is expressed as to the compliance by the Corporation with any shareholders’ agreement or declaration in respect of the Corporation that was in effect at the relevant time of grant of Awards and/or issuance of Common Shares, as applicable, which restricted, in whole or in part, the powers of the directors to supervise the management of the business and affairs of the Corporation.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that the Reoffer Shares, when issued upon the settlement of Awards in accordance with the terms of the Plan, and where applicable, upon payment or fulfillment of any consideration payable therefor, have been or will be, as applicable, validly issued as fully paid and non-assessable shares in the capital of the Corporation.

We hereby consent to the reference to our firm’s name under the caption “Legal Matters” in the reoffer prospectus included in the Registration Statement, and the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

This opinion letter is furnished to you at your request in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. No opinion is expressed as to the contents of the Registration Statement, other than the opinions expressly set forth herein. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any obligation or duty to update this opinion letter after the date hereof to reflect, or to advise you of, any changes in applicable laws or other circumstances stated or assumed herein.

Yours truly,

/s/ Wildeboer Dellelce LLP